Exhibit 10.5

ENERGY PARTNERS, LTD.

2006 Long Term Stock Incentive Plan

NONQUALIFIED STOCK OPTION

[Date] GRANT

Name	Number of Shares	Exercise Price Per share	Expiration Date

This Agreement (this “Agreement”) confirms the award of a stock option to you by Energy Partners, Ltd. (the “Company”) under the Company’s 2006 Long Term Stock Incentive Plan (the “Plan”), to purchase                  shares of the Company’s Common Stock, $.01 par value per share, (the “Common Stock”) at the exercise price of $             per share, upon the terms and conditions outlined below and the terms and conditions of the Plan (this “Option”). A copy of the Plan has been delivered to you and is available upon request.

This Option is awarded as a nonqualified stock option and is not an incentive stock option pursuant to Section 422 of the Internal Revenue Code of 1986, as amended. The terms used in this Agreement shall have the same meaning as in the Plan, unless the context requires otherwise.

A summary of the terms and conditions of this Option follows:

1.	Date of Grant

2.	Expiration Date

Your right to exercise this Option (to the extent vested) shall continue in effect through the day that is ten (10) years from the Date of Grant:                      (the “Expiration Date”), subject to earlier termination under certain circumstances, as outlined in Paragraph 7 of this Agreement.

3.	Vesting and Exercise

Your right to purchase shares of Company Common Stock under this Option shall be exercisable only to the extent that this Option has vested. This Option shall vest and become exercisable upon the following schedule:

VESTING SCHEDULE

a)	One third (1/3) of the shares covered by this Option vests on 1st anniversary of the Date of Grant;

b)	One third (1/3) of the shares covered by this Option vests on the 2nd anniversary of the Date of Grant; and

c)	The final one third (1/3) of the shares covered by this Option vests on the 3rd anniversary of the Date of Grant.

4.	Notice of Exercise

Exercise of this Option shall be by written notice delivered or mailed to the Corporate Secretary of the Company at its executive offices, which are presently at 201 St. Charles Avenue, Suite 3400, New Orleans, Louisiana 70170. This Option may not be exercised as to less than 100 shares at any one time unless the remaining shares then exercisable under this Option total less than 100 shares. The Notice of Exercise shall be made on a form the same as Exhibit A to this Agreement.

5.	Date of Exercise

The Date of Exercise of this Option shall be the date on which the Notice of Exercise, accompanied by full payment of the Purchase Price as set forth in Paragraph 6 below, are received by the Company.

6.	Payment of Purchase Price

Each Notice of Exercise shall be accompanied by a check payable to the order of the Company (“Cash Payment”) in the amount of the number of shares to be purchased under this Option multiplied by the Exercise Price per share of this Option (the “Purchase Price”).

As alternatives to a Cash Payment, the Purchase Price for the shares covered by this Option may also be paid as follows:

a)	In-Kind Exercise—In lieu of part, or all, of a Cash Payment, the Purchase Price may be paid in shares of the Company’s Common Stock owned by you for at least six months having a fair market value (determined in accordance with the Plan) as of the Date of Exercise equal to the Purchase Price. Procedures for ‘In-Kind’ Exercise may be specified by the Company from time to time and will be available upon request from the Corporate Secretary of the Company. Procedures for ‘In-Kind’ Exercise may differ for “executive officers” of the Company, as defined under Section 16(b) of the Securities and Exchange Act of 1934, as amended.

b)	Cashless Exercise—In lieu of part, or all, of a Cash Payment, you may deliver a properly executed Notice of Exercise, together with irrevocable instructions to a broker to deliver to the Company the total Cash Payment. Procedures for ‘Cashless Exercise’ may be specified by the Company from time to time and will be available upon request from the Corporate Secretary of the Company.

7.	Limitations on Vesting and Exercise

a)	Termination of Employment

Except for the circumstances provided for in Paragraph 7 (b) below, if your employment with the Company terminates for any reason whatsoever, all shares that have not vested under this Option as of the date your employment terminates shall be immediately forfeited. This Option may be exercised as to any shares that have vested under this Option as of the date your employment terminates, but only for a period of thirty (30) days from the date your employment with the Company terminates (and in no event beyond the Expiration Date). Any shares vested under this Option which are not exercised on or before the earlier of the Expiration Date or thirty (30) days after the date of termination of employment are forfeited and this Option shall be null and void and without further effect.

b)	Death, Disability or Retirement

If you die, become disabled (as defined below), or retire (as defined below) while employed by the Company, the period during which this Option may vest will be extended through December 31st of the year in which you die, become disabled or retire. All shares that will not have vested under this Option on or before December 31st of the year in which you die, become disabled or retire shall be forfeited as of the date you die, become disabled or retire. With respect to all shares vested under this Option on or before December 31st of the year in which you die, become disabled or retire, this Option may be exercised for a period of three (3) years from the date that you die, become disabled, or retire (but in no event beyond the Expiration Date). Any shares vested under this Option but not exercised on or before the earlier of the Expiration Date or the date that is three (3) years from the date of your death, disability or retirement are forfeited and this Option shall be null and void and without further effect.

In the event of your death, your beneficiary(s) (as defined below), may exercise this Option.

If you become disabled, this Option may be exercised by your legal representative.

c)	Definitions

For purposes of this Option, “beneficiary” is defined as the person(s) or trust(s) designated by you in a writing filed with the Company or, if no such designation is made, the person(s) or trust(s) entitled by will or by the laws of descent and distribution to receive the benefits of this Option.

For purposes of this Option, “disability” is defined as your inability, due to physical or mental impairment, for ninety (90) days, whether or not consecutive, during any 360-day period, to perform the duties and functions for which you were employed by the Company, or such other circumstances as the Compensation Committee shall determine in its discretion.

For purposes of this Option, “retirement” is defined as voluntary termination of employment at or after age 55 with at least 5 years of service.

8.	Change of Control

Notwithstanding anything to the contrary contained in this Option, if a Change of Control (as defined in Exhibit B to this Agreement) occurs, this Option, or any portion thereof, which has not vested as of the date of such Change of Control and which was not forfeited prior to the date of the Change of Control shall immediately vest and all shares that are the subject of this Option shall, as of the date of such Change of Control, become immediately exercisable and may be exercised through the Expiration Date of this Option.

9.	Non-transferable

This Option is not transferable or assignable, except to your beneficiary in the event of your death, as provided in Paragraph 7 of this Agreement.

10.	Rights as Shareholder

You shall not be deemed for any purpose to be, or have rights as, a shareholder of the Company with respect to the shares covered by this Option until you exercise this Option. No adjustments shall be made for cash dividends, distributions or other similar rights for which the record date is prior to the date on which the shares covered by this Option are actually issued to you. Certificates evidencing shares acquired by you pursuant to this Option will be forwarded to you by the Company’s Transfer Agent as soon as reasonably practicable after your exercise of this Option.

11.	Miscellaneous

This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company; (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States; (c) may not be amended except in writing; (d) shall in no way affect your participation or benefits under any other plan or benefit program maintained or provided by the Company; and (e) shall not be construed as giving you any right to continued employment with the Company. This Agreement does not, nor shall it be construed to, alter, modify or amend the Plan. In the event of any inconsistency or conflict between any term, condition or provision of this Agreement and the Plan, the Plan shall control and govern.

12.	Compliance with Applicable Law

Notwithstanding anything herein to the contrary, this Option shall not be exercisable and the Company shall not be obligated to issue or deliver any certificate evidencing shares covered by this Option, if the Company determines that the exercise of such Option and/or the issuance and delivery of such certificate may be in violation of any law or regulation of any governmental or regulatory authority. Without limitation on the foregoing, the Company shall in no event be obligated to register any securities pursuant to the Securities Act of 1933, as amended, or to take any other action in order to cause the exercise of this Option and/or the issuance and delivery of any share certificate to comply with any federal, state or other law or regulation.

13.	Withholding

The Company, if required, will withhold taxes on any income as a result of the exercise of this Option or will take a cash payment from you for the withholding. The Company will permit you to elect whether to pay cash to cover the withholding or have shares withheld to cover the withholding.

ENERGY PARTNERS, LTD.

By:
Richard A. Bachmann Chairman and Chief Executive Officer

Attest:

John H. Peper Corporate Secretary

I ACCEPT THE OPTION GRANT AND EACH OF THE TERMS AND CONDITIONS THEREOF AS STATED ABOVE AND IN THE PLAN:

Date:

EXHIBIT B

“Change of Control” means and shall be deemed to have occurred if:

(a) any person (within the meaning of the Securities Exchange Act of 1934, as amended from time to time), other than the Company or a Related Party, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time), directly or indirectly, of Voting Securities representing 25 percent or more of the total voting power of all the then-outstanding Voting Securities; or

(b) the individuals who, as of May 4, 2006, constitute the Board of Directors of the Company, together with those who first become directors subsequent to such date and whose recommendation, election or nomination for election to the Board of Directors of the Company was approved by a vote of at least a majority of the directors then still in office who either were directors as of May 4, 2006 or whose recommendation, election or nomination for election was previously so approved (the “Continuing Directors”), cease for any reason to constitute a majority of the members of the Board of Directors of the Company; or

(c) a merger, consolidation, recapitalization or reorganization of the Company or a Subsidiary, reverse split of any class of Voting Securities, or an acquisition of securities or assets by the Company or a Subsidiary is consummated, other than (I) any such transaction in which the holders of outstanding Voting Securities immediately prior to the transaction receive (or, in the case of a transaction involving a Subsidiary and not the Company, retain), with respect to such Voting Securities, voting securities of the surviving or transferee entity representing more than 50 percent of the total voting power outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction, or (II) any such transaction which would result in a Related Party beneficially owning more than 50 percent of the voting securities of the surviving entity outstanding immediately after such transaction; or

(d) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than any such transaction which would result in a Related Party owning or acquiring more than 50 percent of the assets owned by the Company immediately prior to the transaction.

For purposes of this definition of “Change of Control”:

(i) “Related Party” means (a) a majority-owned subsidiary of the Company; (b) an employee or group of employees of the Company or any majority-owned subsidiary of the Company; (c) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any majority-owned subsidiary of the Company; or (d) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportion as their ownership of Voting Securities.

(ii) “Voting Securities” means any securities of the Company which carry the right to vote generally in the election of directors.

B-1